Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Quarterly Revenue of $12.0 Million

Hackensack, NJ – March 12, 2024 – Champions Oncology, Inc. (Nasdaq: CSBR), a global preclinical and clinical research services provider that offers end-to-end oncology solutions, today announced its financial results for its third quarter of fiscal 2024, ended January 31, 2024.

Third Quarter and Recent Highlights:

•Third quarter revenue of $12.0 million, a decline of 6%
•Gross margin declined to 35%
•College of American Pathologists (CAP) has awarded accreditation to US-based laboratory

Ronnie Morris, CEO of Champions, commented, “As discussed over the course of the year, we’re navigating through a challenging economic environment, specifically in the biotech sector, that began approximately one year ago. However, we still remain confident that the tide is turning and we will emerge stronger over the coming quarters.” Morris added, “We remain actively engaged with investors in an effort to raise capital for our wholly owned subsidiary, Corellia, AI. Conjunctively, our two lead targets continue to progress with the potential of a licensing deal in the coming quarters.”

David Miller, CFO of Champions, added, “In response to our lower revenue growth, we’re strategically right-sizing the business to reduce costs and improve short term results as we rebound to previous revenue levels. These reductions will not have a long-term impact on the business and we believe our quarterly results will gradually improve going forward.”

Third Fiscal Quarter Financial Results

Total revenue for the third quarter of fiscal 2024 was $12.0 million compared to $12.8 million for the same period last year, a decrease of 5.9%. The decline in revenue was primarily from customer

Exhibit 99.1
cancellations in prior periods which led to lower study revenue in the third quarter. Total costs and operating expenses for the third quarter of fiscal 2024 were $14.6 million compared to $15.2 million for the third quarter of fiscal 2023, a decrease of $635,000 or 4.2%.

For the third quarter of fiscal 2024, Champions reported a loss from operations of $2.6 million, including $379,000 in stock-based compensation and $481,000 in depreciation and amortization expenses, compared to a loss from operations of $2.5 million, inclusive of $331,000 in stock-based compensation and $575,000 in depreciation and amortization expenses, in the third quarter of fiscal 2023. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported an adjusted EBITDA loss of $1.7 million for the third quarter of fiscal 2024 compared to an adjusted EBITDA loss of $1.6 million in the third quarter of fiscal 2023.

Cost of oncology solutions was $7.8 million for the three-months ended January 31, 2024, an increase of $150,000, or 1.9% compared to $7.7 million for the three-months ended January 31, 2023. The increase in cost of sales was primarily from an increase in compensation expense and mouse costs resulting from some operational inefficiencies. For the three-months ended January 31, 2024, total gross margin was 34.7% compared to 39.7% for the three-months ended January 31, 2023. The lower margin resulted primarily from a combination of a decline in revenue against relatively unchanged fixed costs and higher variable costs due to some operational inefficiencies.

Research and development expense for the three-months ended January 31, 2024 was $2.2 million, a decrease of $1.0 million or 31.7%, compared to $3.2 million for the three-months ended January 31, 2023. The decrease was primarily due to reduced investment in our target discovery program. Sales and marketing expense for the three-months ended January 31, 2024 was $1.8 million, a slight increase of $36,000, or 2.0%, compared to $1.8 million for the three-months ended January 31, 2023. General and administrative expense for the three-months ended January 31, 2024 was $2.8 million, an increase of $195,000, or 7.6%, compared to $2.6 million for the three-months ended January 31, 2023. The increase was primarily from compensation and recruiting expenses and an increase in bad debt reserves.

Net cash used in operating activities was approximately $920,000 for the three-months ended January 31, 2024 and was primarily due to our operational loss, offset by net changes in our working capital accounts and deferred revenue in in the ordinary course of business. Net cash used in investing activities was approximately $125,000 for investment in additional lab and computer equipment. There were no financing activities for the third quarter of fiscal year 2024.

Year-To-Date Financial Results

For the first nine months of fiscal 2024, revenue decreased 11.4% to $36.2 million compared to $40.8 million for the first nine months of fiscal 2023. The decline in revenue was primarily from customer cancellations in fiscal year 2023 resulting in lower study revenue during fiscal year 2024. Total costs and operating expenses for the first nine months of fiscal 2024 were $43.2 million compared to $43.5 million for the first nine months of fiscal 2023, a decrease of $296,000 or 0.7%.

For the first nine months of fiscal 2024, Champions reported a loss from operations of $7.1 million, including $855,000 in stock-based compensation and $1.4 million in depreciation and amortization expenses, compared to a loss from operations of $2.7 million, inclusive of $656,000 in stock-based compensation and $1.7 million in depreciation and amortization expenses, in the first nine months of fiscal 2023. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported an adjusted EBITDA loss of $4.8 million for the first nine months of fiscal 2024 compared to an adjusted EBITDA loss of $400,000 in the first nine months of fiscal 2023.

Exhibit 99.1

Cost of oncology solutions was $22.2 million for the nine-months ended January 31, 2024, a slight decrease of $43,000, or 0.2% compared to $22.2 million for the nine-months ended January 31, 2023. For the nine-months ended January 31, 2024, total gross margin was 38.7% compared to 45.6% for the nine-months ended January 31, 2023. The lower margin resulted from lower revenue against a generally unchanged cost base. The variable cost component of cost of sales did not decline meaningfully despite the lower study volume due to some operational inefficiencies.

Research and development expense for the nine-months ended January 31, 2024 was $7.5 million, a decrease of $1.2 million or 13.8%, compared to $8.7 million for the nine-months ended January 31, 2023. The decrease was primarily from reduced investment in our target discovery program. Sales and marketing expense for the nine-months ended January 31, 2024 was $5.3 million, a slight increase of $135,000, or 2.6%, compared to $5.2 million for the nine-months ended January 31, 2023. The increase was the result of an increase in compensation expense. General and administrative expense for the nine-months ended January 31, 2024 was $8.3 million, an increase of $811,000, or 10.8%, compared to $7.5 million for the nine-months ended January 31, 2023. The increase was primarily due to an increase in compensation and recruiting expenses and allowances for bad debt, offset by a reduction in IT costs.

Net cash used in operating activities was $4.3 million for the nine-months ended January 31, 2024. The cash used in operating activities was primarily due to the net loss from operations excluding non-cash expenses. Net cash used in investing activities was $950,000 and was primarily from investment in additional lab and computer equipment. Net cash used in financing activities was approximately $382,000 resulting from repurchases of common stock and was offset by proceeds received from options exercises.

The Company ended the quarter with cash and cash equivalents on hand of approximately $4.5 million. The Company has no debt.

Conference Call Information:
The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its third quarter financial results. To participate in the call, please call 877-545-0523 (Domestic) or 973-528-0016 (International) and enter the access code 860900, or provide the verbal reference "Champions Oncology".
Full details of the Company’s financial results will be available by or before March 18, 2024 in the Company’s Form 10-Q at www.championsoncology.com.
* Non-GAAP Financial Information
See the attached Reconciliation of GAAP net loss to Non-GAAP net loss for an explanation of the amounts excluded to arrive at Non-GAAP net loss and related Non-GAAP loss per share amounts for the three months ended January 31, 2024 and 2023. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and Non-GAAP loss per share are not, and should not, be viewed as a substitute for similar GAAP items. Champions defines Non-GAAP dilutive loss per share amounts as Non-GAAP net

Exhibit 99.1
loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net loss and Non-GAAP diluted loss per share may differ from similarly named measures used by other companies and may not be applicable for the current reporting period.

About Champions Oncology, Inc.

Champions Oncology is a global preclinical and clinical research services provider that offers end-to-end oncology R&D solutions to biopharma organizations. With the largest and most annotated bank of clinically relevant patient-derived xenograft (PDX) and primary hematological malignancy models, Champions delivers innovative highest-quality data through proprietary in vivo and ex vivo platforms. Through its large portfolio of cutting-edge bioanalytical platforms, groundbreaking data platform and analytics, and scientific excellence, Champions enables the advancement of preclinical and clinical oncology drug discovery and development programs worldwide. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2023 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Loss (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2024	2023	2024	2023
Net loss - GAAP	$(2,530)	$(2,439)	$(7,167)	$(2,774)
Less:
Stock-based compensation	379	331	855	656
Net Loss - Non-GAAP	$(2,151)	$(2,108)	$(6,312)	$(2,118)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2024	2023	2024	2023
EPS – GAAP, basic and diluted	$(0.19)	$(0.18)	$(0.53)	$(0.20)
Less:
Effect of stock-based compensation on EPS	0.03	0.02	0.06	0.05
EPS - Non-GAAP, basic and diluted	$(0.16)	$(0.16)	$(0.47)	$(0.15)

Unaudited Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2024	2023	2024	2023
Oncology services revenue	$12,019	$12,773	$36,153	$40,799
Cost of oncology services	7,849	7,699	22,151	22,194
Research and development	2,186	3,202	7,494	8,693
Sales and marketing	1,797	1,761	5,288	5,153
General and administrative	2,764	2,569	8,305	7,494
Loss from operations	(2,577)	(2,458)	(7,085)	(2,735)
Other income (loss)	58	36	(33)	9
Loss before provision for income taxes	(2,519)	(2,422)	(7,118)	(2,726)
Provision for income taxes	11	17	49	48
Net loss	$(2,530)	$(2,439)	$(7,167)	$(2,774)

Net loss per common share outstanding
basic	$(0.19)	$(0.18)	$(0.53)	$(0.20)
and diluted	$(0.19)	$(0.18)	$(0.53)	$(0.20)

Weighted average common shares outstanding
basic	13,593,758	13,558,642	13,538,480	13,532,990
and diluted	13,593,758	13,558,642	13,538,480	13,532,990

Condensed Consolidated Balance Sheets

	January 31, 2024	April 30, 2023
	(unaudited)
Cash and cash equivalents	$4,468	$10,118
Accounts receivable, net	7,895	8,011
Other current assets	835	1,328
Total current assets	13,198	19,457

Operating lease right-of-use assets, net	6,536	7,318
Property and equipment, net	6,533	7,186
Other long term assets	185	15
Goodwill	335	335
Total assets	$26,787	$34,311

Accounts payable and accrued liabilities	$7,186	$7,604
Current portion of operating lease liabilities	1,305	1,208
Other current liabilities	149	145
Deferred revenue	13,329	12,776
Total current liabilities	21,969	21,733

Non-current operating lease liabilities	6,437	7,391
Other Non-current Liability	439	551
Total liabilities	28,845	29,675

Stockholders’ equity (deficit)	(2,058)	4,636
Total liabilities and stockholders’ equity (deficit)	$26,787	$34,311

Unaudited Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended January 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(7,167)	$(2,774)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Stock-based compensation expense	855	656
Operating lease right-of use assets	781	817
Depreciation and amortization expense	1,410	1,663
Loss on disposal of equipment	81	—
Allowance for doubtful accounts	314	83
Changes in operating assets and liabilities	(595)	4,219
Net cash provided by (used in) operating activities	(4,321)	4,664

Cash flows from investing activities:
Purchases of property and equipment	(947)	(2,112)
Net cash used in investing activities:	(947)	(2,112)

Cash flows from financing activities:
Repurchases of common stock	(634)	—
Proceeds from the exercise of stock options	252	86
Net cash provided by (used in) financing activities:	(382)	86

Net increase (decrease) in cash	(5,650)	2,638
Cash at beginning of period	10,118	9,007
Cash at the end of period	$4,468	$11,645